Results of June 1, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               June, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter    11,691,188
245,110
               Hans H. Estin  11,673,748          262,550
               John A. Hill   11,698,553          237,745
               Ronald J. Jackson      11,694,819     241,478
               Paul L. Joskow 11,689,608          246,690
               Elizabeth T. Kennan    11,688,535
247,763
               Lawrence J. Lasser     11,691,456
244,842
               John H. Mullin III     11,694,208
242,842
               Robert E. Patterson    11,694,338
241,960
               George Putnam, III     11,693,918
242,380
               A.J.C. Smith   11,686,238           250,060
               W. Thomas Stephens     11,691,816
244,482
               W. Nicholas Thorndike  11,683,301
252,997


               A proposal to ratify the selection of
               PricewaterhouseCoopers LLP as the independent auditors of your fund was approved as follows:
               11,764,260 votes for, and 84,724 votes
against, with 87,314
               abstentions and broker non-votes.


               All tabulations are rounded to nearest whole number.